[LOGO] IEC
                               electronics corp.

105 Norton Street o PO Box 271 o Newark, NY 14513 o Ph: (315) 331-7742
o Fax: (315) 331-3547 o www.iec-electronics.com

                                  Exhibit 99.1
               IEC Announces Third Quarter Results For Fiscal 2006

Newark, NY - July 26, 2006 - IEC Electronics Corp. (IECE.OB) announced its results for the third quarter of fiscal 2006, ending June 30, 2006.

The Company reported revenue of $5.4 million for the quarter and net profit of $79,000 or $0.01 per share. This compares to revenue of $4.0 million and net income of $78,000 or $0.01 per share for the quarter ended July 1, 2005.

For the first nine months of fiscal 2006, IEC's revenue was $14.6 million with a net loss of $(137,000) or $(0.02) per share. This compares to revenue of $14.9 million and net income for the first nine months of fiscal 2005 of $234,000 or $0.03 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "We continue to add new accounts and grow volume of existing customers, and are pleased we had a profitable quarter. Our sales are more than 30 % ahead of last year at this time. However, the additional sales have not yet translated into a significant profit increase. We have been steadily and selectively increasing our employment base, adding back some key positions eliminated during more difficult times. These positions go to the heart of our business and are critical if we are to provide the level of services necessary to support our growth with our customers and to continue driving the business forward.

Our sales and profitability will continue to gain momentum. Barring unforeseen challenges, we expect our sales to increase about 70% for the fourth quarter of this fiscal year over the quarter just reported. Although this level of sales growth cannot be maintained we anticipate favorable quarterly comparisons throughout 2007, and are excited about our prospects. Our new customers are ramping up their volumes with us as anticipated. These higher volumes testify to the confidence these new accounts are placing in IEC, and confirm our strategy of not sacrificing long-run growth for short-term profits. We are slowly rebuilding IEC into the premier company it once was.

Each quarter for the last year the report to shareholders has closed with the sentence: `The Company continues to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.' That's what we continue to believe."

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's third quarter 2006 results can be found on its web site at www.iec-electronics.com/3rd-quarter06release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2005 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
hkeenan@iec-electronics.com